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                                                                     EXHIBIT 8.1

                                 August 2, 1996




Sunstone Hotel Investors, Inc.
300 South El Camino Real, Suite 203
San Clemente, CA 92672

         RE: SUNSTONE HOTEL INVESTORS, INC./TAX OPINION

Gentlemen:

         We have acted as counsel to Sunstone Hotel Investors, Inc., a Maryland corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-11 filed with the Securities and Exchange Commission (as amended, the "Registration Statement"), with respect to the offering and sale (the "Offering") of up to 5,520,000 shares of the Company's common shares (the "Common Shares"), and the Company's contribution of substantially all of the net proceeds of the Offering to Sunstone Hotel Investors, L.P., a Delaware limited partnership (the "Partnership"), in exchange for an additional interest in the Partnership.

         The Partnership currently owns several hotels and associated personal property (the "Current Hotels") and leases each of the Current Hotels to Sunstone Hotel Properties, Inc., a Colorado corporation (the "Lessee"), pursuant to a percentage lease (the "Leases"). Sunstone Hotel Management, Inc. (the "Management Company") is managing the Current Hotels and will continue to do so. Robert A. Alter and Charles L. Biederman are 80% and 20% shareholders, respectively, of the Lessee and Mr. Alter is the sole shareholder of the Management Company. Mr. Alter is the Chairman of the Board of Directors and President of the Company and will continue to serve as such.

         Terms not defined in this letter have the meaning ascribed to them in the Registration Statement.

         The Company has requested our opinion as to:

                A.      Whether, since the inception of its taxable year ended
         on December 31, 1995, the Company has been organized and operated in conformity with the requirements for qualification as a real estate investment trust (a "REIT") pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986 (the "Code"), and whether the Company's organization and contemplated
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Sunstone Hotel Investors, Inc.                                    August 2, 1996
                                                                          Page 2



         method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code in 1996 and subsequent years.

                 B. Whether the description of law and legal conclusions contained in the Prospectus with respect to the Offering under the caption "Federal Income Tax Considerations" are correct in all material respects, and whether the discussion therein fairly summarizes the federal income tax considerations that are material to a holder of Common Shares.

                 C. Whether the Partnership has been and will continue to be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation.

                 In connection with the opinions rendered below, we have examined the following:

                 1.       The Amended Articles of Incorporation of the Company.

                 2.       The Company's By-Laws.

                 3.       The Registration Statement.

                 4. The form of First Amended and Restated Limited Partnership Agreement of the Partnership.

                 5.       The forms of Percentage Leases.

                 6. The cost segmentation analysis dated August 15, 1995, the cost segmentation analysis as of December 31, 1995, and the cost segmentation analysis as of May 31, 1996 (collectively, the "Cost Segmentation Analyses") prepared by Coopers & Lybrand L.L.P.

                 7. Such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                 In connection with the opinions rendered below, we have assumed generally that:

                 a. Each of the documents referred to above has been duly authorized, executed, and delivered, is authentic, if an original, or accurate, if a copy, and has not been amended.
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                 b.       Commencing with its 1995 taxable year and in all
subsequent years, the Company has been operated and will operate in such a manner that will make the representations set forth below true for all such years.

                 c. The Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT for any taxable year.

                 d. No actions will be taken by the Company, the Partnership, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

                 e. The Cost Segmentation Analyses are accurate in all material respects.

                 Furthermore, we have relied upon the correctness of the following representations of the Company and its authorized representatives on behalf of itself and the Partnership:

                 (1) The following requirements have been and will be met by the Lessee, the Management Company and any other person who leases, manages, or operates the Current Hotels or other hotel properties in which the Company owns an interest ("Other Hotel Properties"):

                          (a) Such person will not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35% of the shares of the Company.

                          (b) If such person is a corporation, not more than 35% of its stock, measured by voting power or number of shares, or, if such person is a noncorporate entity, not more than 35% of the interest in its assets or net profits will be owned, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), by one or more persons who own 35% or more of the shares of the Company.

                          (c) The Company will not derive or receive any income from such person, other than rents from the Current Hotels or Other Hotel Properties.

                          (d) Such person will be adequately compensated for its services.

                          (e) If such person is an individual, he or she will not be an officer or employee of the Company.
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                          (f)     If such person is a corporation, none of its
         officers or employees will be officers or employees of the Company.

                          (g) If an individual serves as both (i) one of such person's directors and (ii) a director and officer or employee of the Company, that individual will not receive any compensation for serving as one of such person's directors.

                          (h) If an individual serves as both (i) one of such person's directors and officers (or employees) and (ii) a director of the Company, that individual will not receive any compensation for serving as a director of the Company.

                          (i) If an individual serves as a director, officer or employee of the Company, such person will not be engaged in the day-to-day management of the Current Hotels or Other Hotel Properties and will confine his or her activities as a shareholder or director of any corporate entity which leases or manages the Current Hotels or Other Hotel Properties to such activities as are consistent with his or her status as a shareholder and/or director (as opposed to an officer or employee) of such entity.

                 (2) The Company will not furnish or render, or bear the cost of furnishing or rendering, any services to tenants of the Current Hotels or Other Hotel Properties, other than the payment of real and personal property taxes, ground lease rent (where applicable), insurance (other than workers' compensation insurance), capital improvements, and the cost of repairing, replacing or refurbishing furniture, fixtures and equipment with respect to such hotel property (to the extent prescribed in the Percentage Leases). The payments described in the preceding sentence are usually or customarily borne by lessors of hotel properties in the geographic areas in which the Current Hotels or Other Hotel Properties are located.

                 (3) The following requirements will be met by the Lessee, the Management Company and any other person who furnishes or renders services ("Noncustomary Services") to the tenants of the Current Hotels or Other Hotel Properties, other than services that are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant:

                          (a) The Lessee, the Management Company and each such other person will satisfy the requirements described in paragraph
         (1) above.

                          (b) The cost of the Noncustomary Services will be borne by the Lessee, the Management Company or such other person.
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Sunstone Hotel Investors, Inc.                                    August 2, 1996
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                          (c)     Any charge for such Noncustomary Services
         will be made, received and retained by the Lessee, the Management Company or such other person.

                 (4) The Company is not chartered or supervised as a bank savings and loan, or similar association under state or federal law.

                 (5) The Company will not operate as a small business investment company under the Small Business Investment Act of 1958.

                 (6) The Company was not created by or pursuant to an act of a state legislature for the purpose of promoting, maintaining, and assisting the economy within the state by making loans that generally would not be made by banks.

                 (7) The Company will not engage in the business of issuing life insurance, annuity contracts, or contracts of health or accident insurance.

                 (8) Beginning with the Company's 1996 taxable year, beneficial ownership of the Company will be held by 100 or more persons for at least 335 days of each taxable year. During the entire 1995 taxable year as well as the 1996 taxable year to date, the Company has been managed by one or more directors and the beneficial ownership of the Company has been represented by transferable shares.

                 (9) At no time during the last half of each taxable year beginning with the Company's 1996 taxable year will more than 50% in value of the Company's outstanding shares be owned, directly or indirectly (within the meaning of Section 544 of the Code, as modified by Section 856(h)(i)(B) of the
Code), by or for five or fewer individuals. For this purpose, a qualified stock bonus, pension, or profit-sharing plan (as described in Section 401(a) of the Code), a supplemental unemployment compensation benefits plan (as described in Section 501(c)(17) of the Code), a private foundation (as described in
Section 509(a) of the Code), or a portion of a trust permanently set aside or to be used exclusively for charitable purposes (as described in Section 642(c) of the Code) generally is considered an individual. However, stock held by a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code (a "Qualified Trust") generally is treated as held directly by the Qualified Trust's beneficiaries in proportion to their actuarial interests in the Qualified Trust.

                 (10) The Company was organized on September 23, 1994. The Company has not at any time been a party to a tax-free reorganization with another corporation and does not hold any asset the disposition of which could be subject to Section 1374 of the Code.
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Sunstone Hotel Investors, Inc.                                    August 2, 1996
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                 (11)     The Company will elect to be a REIT for its taxable
year ending December 31, 1995 by computing its taxable income as a REIT on its federal income tax return for that taxable year (i.e., I.R.S. Form 1120-REIT). The Company will continue to so compute and report its income in subsequent years as a REIT and will not terminate or revoke its REIT election.

                 (12) The Company has not and will not have at the end of any taxable year, and will not succeed to, any earnings and profits accumulated during a non-REIT year of the Company or any other corporation.

                 (13) During 1995 and each subsequent taxable year, at least 95% of the Company's gross income, excluding gross income from the sale of property held as inventory or held primarily for sale to customers in the ordinary course of the Company's trade or business ("Prohibited Income"), has been and will be derived from:

                          (a)     Dividends.

                          (b)     Interest.

                          (c) "Rents from real property," within the meaning of Section 856(d) of the Code.

                          (d) Gain from the sale or other disposition of stock, securities, and real property (including interests in real property and interests in mortgages on real property) that is not Prohibited Income.

                          (e)     Abatements and refunds of taxes on real
         property.

                          (f) Income and gain derived from real property acquired directly by foreclosure or deed in lieu thereof ("Foreclosure Property"), not including property acquired as a result of indebtedness arising from the sale of property held as inventory or primarily for sale to customers in the ordinary course of the Company's business.

                          (g) Amounts (other than amounts based on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property).

                          (h)     Gain from the sale or other disposition of
         real estate assets that is not Prohibited Income.
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Sunstone Hotel Investors, Inc.                                    August 2, 1996
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                          (i)     Payments under bona fide interest rate swap
         or cap agreements entered into by the Company to hedge variable rate indebtedness it incurred to acquire or carry real estate assets ("Qualified Hedging Contracts").

                          (j) Gain from the sale or other disposition of Qualified Hedging Contracts.

                 (14) During 1995 and each subsequent taxable year, at least 75% of the Company's gross income (excluding Prohibited Income) has been and will be derived from:

                          (a)     "Rents from real property" as defined in
         Section 856(d) of the Code.

                          (b)     Interest (as defined in Section 856(f) of the
         Code) on obligations secured by mortgages on real property or on interests in real property.

                          (c) Gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) that is not Prohibited Income.

                          (d) Dividends or other distributions on, and gain (other than Prohibited Income) from the sale or other disposition of, transferable shares in other REITs.

                          (e)     Abatements and refunds of taxes on real
         property.

                          (f) Income and gain (other than Prohibited Income) derived from Foreclosure Property.

                          (g) Amounts (other than amounts based on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property).

                          (h) Gain from the sale or other disposition of real estate assets that is not Prohibited Income.

                          (i)     Income that was (i) attributable to stock or
         a debt instrument (with a maturity date of at least 5 years), (ii) attributable to the temporary
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Sunstone Hotel Investors, Inc.                                    August 2, 1996
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         investment of new capital, and (iii) received or accrued during the one-year period beginning on the date on which the Company received such capital.

                 (15) To the extent that the Partnership acquired the personal property contained in each of the Current Hotels for cash, the initial adjusted basis of such personal property was equal to the fair market value of such personal property that is shown on the Cost Segmentation Analyses. To the extent that the Partnership acquired the personal property contained in a Current Hotel in exchange for interests in the Partnership, the initial adjusted basis of such personal property was the same as the transferor's basis in such personal property on the date of acquisition. With respect to each Current Hotel for 1995 and each subsequent taxable year, the ratio of (i) the average of the adjusted bases of the personal property contained in the Current Hotel at the beginning and at the end of such taxable year to (ii) the average of the aggregate adjusted bases of both the real property and personal property comprising the Current Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio") has not exceeded and will not exceed 15%.
The Adjusted Basis Ratio for any Other Hotel Properties of the Partnership also will not exceed 15% for any taxable year.

                 (16) The Leases provide that rent is the greater of a fixed amount or a percentage amount that is calculated by multiplying specified percentages by the gross room revenues for each of the Current Hotels in excess of certain levels (the "Percentage Rent"). The percentages used to compute the Percentage Rent (i) have not been and will not be renegotiated during the term of the Leases in a manner that has the effect of basing the Percentage Rent on income or profits of any person and (ii) conform with normal business practice. The Company and the Lessee anticipate that the Lessee will have sufficient future revenue to enable the Lessee to satisfy all of its liabilities (including payments under the Leases and payments to the Management Company) and generate a reasonable profit to the Lessee.

                 (17) The Company has not received and will not receive or accrue, directly or indirectly, any rent, interest, contingency fees, or other amounts that were determined in whole or in part with reference to the income or profits derived by any person (excluding amounts received (i) as rents from Hotels of the Partnership (including under the Leases and any subsequent leases) that are (A) based solely on a percentage or percentages of receipts or sales and the percentage or percentages are fixed at the time the leases are entered into, are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits, and conform with normal business practices or (B) attributable to qualified rents from subtenants as provided by Section 856(d)(6) of the Code and (ii) as interest that was (A) based solely on a fixed percentage or percentages of receipts or sales or (B) attributable to qualified rents received or accrued by debtors as provided by Section 856(f)(2) of the Code).
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Sunstone Hotel Investors, Inc.                                    August 2, 1996
                                                                          Page 9


                 (18) The Company has not owned and will not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), 10% or more of the stock, by voting power or number of shares, of the Lessee, any other lessee of its properties, the Management Company or any other manager of its properties. The Company will not receive or accrue, directly or indirectly, any rents from any of the following parties:

                          (a) A corporation of which the Company owns, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), 10% or more of the stock, by voting power or number of shares.

                          (b) A noncorporate entity in which the Company owns, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), an interest of 10% or more of the assets or net profits.

                 (19) During each taxable year, less than 30% of the Company's gross income has been and will be derived from the sale or other disposition of:

                          (a) Stock, Qualified Hedging Contracts or other securities held for less than one year.

                          (b) Property in a transaction that generates Prohibited income.

                          (c) Real property (including interests in real property interests in mortgages on real property) held for less than four years other than (i) property compulsorily or involuntarily converted to another form as a result of its destruction (in whole or in part), seizure, requisition, or condemnation (or the threat or imminence thereof) and (ii) Foreclosure Property.

                 (20) At the close of each quarter of each taxable year (including the taxable year commencing January 1, 1995), (i) at least 75% of the value of the Company's total assets have and will be represented by real estate assets, cash and cash items, and government securities (the "75%
Basket") and (ii) with respect to the Company's securities not included in the 75% Basket, (A) not more than 5% of the value of Company's total assets have or will consist of the securities of any one issuer (excluding corporations with respect to which the Company has held 100% of the stock at all times during the corporation's existence) and (B) the Company has not and will not hold more than 10% of the outstanding voting securities of any one issuer (excluding corporations with respect to which the Company has held 100% of the stock at all times during the corporation's existence). For purposes of this representation, (i) the term "securities" does not include the Company's interest in the Partnership (or any other partnership in which the Company owns an interest), (ii) the Company's proportionate share of the assets of the Partnership (and any other partnership in which the Company owns an interest)
are treated
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Sunstone Hotel Investors, Inc.                                    August 2, 1996
                                                                         Page 10


as assets of the Company, and (iii) the term "value" means (A) fair value as determined in good faith by the Board of Directors of the Company or (B) in the case of securities for which market quotations are readily available, the market value of such securities.

                 (21) The Company will maintain sufficient records as to its investments to be able to show that it complies with the diversification requirements described in the preceding paragraph.

                 (22) For each taxable year, the deduction for dividends paid by the Company (as defined in Section 561 of the Code, but without regard to capital gain dividends, as defined in Section 857(b)(3)(C) of the Code) has and will equal or exceed (i) the sum of (A) 95% of the Company's real estate investment trust taxable income (as defined in Section 857(b)(2) of the Code, but without regard to the deduction for dividends paid and excluding any net capital gain) and (B) 95% of the excess of its net income from Foreclosure Property over the tax imposed on such income by Section 857(b)(4)(A) of the Code, minus (ii) any excess noncash income (as defined in Section 857(e) of the Code).

                 (23) The dividends paid by the Company have been and will be made pro rata, with no preference to any share as compared with other shares of the same class.

                 (24) Within 30 days after the end of the 1995 taxable year and within 30 days after the end of each subsequent taxable year, the Company has demanded and will demand written statements from its shareholders that, at any time during the last six months of the taxable year, owned 5% or more of its shares (or if the Company has less than 2,000 and more than 200 shareholders of record of its shares on any dividend record date, 1% or more of its shares, or if the Company has 200 or less shareholders of record on any dividend record date, one- half of 1% or more of its shares) setting forth the following information:

                          (a) The actual owners of the Company's stock (i.e., the persons who are required to include in gross income in their returns the dividends received on the stock).

                          (b) The maximum number of shares of the Company (including the number and face value of securities convertible into shares of the Company) that were considered owned, directly or indirectly (within the meaning of Section 544 of the Code, as modified by Section 856 (h)(1)(B) of the Code), by each of the actual owners of any of the Company's shares at any time during the last half of the Company's taxable year.
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Sunstone Hotel Investors, Inc.                                    August 2, 1996
                                                                         Page 11


                 (25) The Company has maintained and will maintain the written statements described in the preceding paragraph (and other information required by Section 1.857-8(d) of the Regulations) in its principal office, and the statements (and such other information) will be available for inspection by the Internal Revenue Service (the "Service").

                 (26) The Company has and will use the calendar year as its taxable year.

                 (27) The Company will operate in such a manner that the representations described in paragraphs 1 through 26 will continue to be true throughout its existence.

                 (28) The Partnership has been duly formed as a limited partnership under Delaware law and has been and will be operated in accordance with applicable Delaware law and the Partnership Agreement.

                 (29) The Partnership Agreement will remain in substantially the same form as its current form and will not be amended in any material respect (except upon the substitution of partners in accordance with the terms of the Partnership Agreement).

                 (30) The Company is not acting as an agent of the Limited Partners in connection with the investment by the Limited Partners in, and operation of, the Partnership.

                 (31) The investment in the Partnership by the Limited Partners will not entail a mandatory purchase of any type of security of, or interest in, the Company.

                 (32) No Limited Partner (nor any affiliate of any Limited Partner) has owned or will own, directly or indirectly (as defined in Section 856(d)(5) of the Code), 10% or more of the Company.

                 (33) A majority of the Company's Board of Directors at all times will be independent directors.

                 (34) The Partnership has since its formation satisfied the private placement "safe harbor" from publicly traded partnership status under Notice 88-75 issued by the Service (including the requirement that the Partnership not have more than 500 partners). If the Partnership should fail to satisfy at least one of the safe harbors set forth in Notice 88-75, or the Regulations under Section 7704 of the Code, whichever is applicable, in any taxable year, the Partnership will satisfy the gross income test to avoid corporate treatment, as set forth in Section 7704(c)(2) of the Code, for such taxable year and all taxable years thereafter.
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Sunstone Hotel Investors, Inc.                                    August 2, 1996
                                                                         Page 12



                 (35) The interests in the Partnership have not been and will not be traded on an established securities market.

                 (36) The Partnership has not issued and will not issue any Units in a transaction required to be registered under the Securities Act of 1933 (the "1933 Act").

                 After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in paragraphs 1 through 36 above. Furthermore, where such representations involve matters of law, we have explained to the Company's representatives the relevant and material sections of the Code, the Regulations thereunder, published rulings of the Service, and other relevant authority to which such representations relate and are satisfied that the Company's representatives understand such provisions and are capable of making such representations.

                 Based on the documents, assumptions and representations set forth above, the discussion in the Prospectus under the caption "Federal Income Tax Considerations" (which is incorporated herein by reference) and the discussion set forth below, we are of the opinion that:

                          (a) Since the inception of its taxable year ended on December 31, 1995, the Company has been organized and operated in conformity with the requirements for qualification as a REIT pursuant to Sections 856 through 860 of the Code, and the Company's organization and contemplated method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code in 1996 and subsequent years.

                          (b) The description of law and legal conclusions contained in the Prospectus under the caption "Federal income Tax Considerations" are correct in all material respects, and the discussion therein fairly summarizes the federal income tax considerations that are material to a holder of Common Shares.

                          (c) The Partnership will be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation.

                 We will not review the Company's compliance with the documents, assumptions, and representations set forth above on a continuing basis. Accordingly, we can provide no assurance that the Company's or Partnership's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT or partnership, respectively.

Sunstone Hotel Investors, Inc.                                    August 2, 1996
                                                                         Page 13



                 With regard to the opinion set forth in subparagraph (c) above, Section 7704 of the Code generally provides that a "publicly traded partnership" will be taxed as a corporation unless at least 90% of its gross income in each year consists of "qualifying income" within the meaning of
Section 7704(c)(2) of the Code. Section 7704(b) defines a "publicly traded partnership" as any partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). The Treasury Department recently issued Regulations providing rules governing the meaning of the term "publicly traded partnership." Prior to the issuance of those Regulations, the Service issued a notice providing limited safe harbors from the definition of a "publicly traded partnership." I.R.S. Notice 88-75, 1988-2 C.B. 386.

                 Pursuant to one of the safe harbors provided in Notice 88-75 (a "private placement" safe harbor), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all of the partnership interests are issued in transactions that are not required to be registered under the 1933 Act and (ii) the partnership does not have more than 500 partners (as calculated in the manner specified in Notice 88-75). Since the General Partner has represented that (i) the Partnership has not and will not offer any Units in a transaction required to be registered under the 1933 Act, (ii) the Partnership does not currently have more than 500 Partners, and (iii) the interests in the Partnership are not traded on an established securities market, we are of the opinion that the Partnership is not a publicly traded partnership at present.

                 The Regulations under Section 7704 provide that Notice 88-75 will continue to apply to the Partnership through the year 2005 unless the Partnership enters into a "substantial new line of business" prior to that date. Commencing in the year 2006 (or in such earlier taxable year in which the Partnership enters a substantial new line of business), the Partnership would be required to have less than 100 partners in order to fall under the private placement safe harbor. There is no assurance that the Partnership will continue to satisfy either the 500-partner safe harbor provided in Notice 88-75 or that the Partnership will satisfy the 100-partner safe harbor provided in the Regulations. However, the Partnership has represented that, if in any taxable year the Partnership falls outside of an applicable safe harbor from publicly traded partnership status, it will satisfy the gross income test set forth in Section 7704(c)(2) of the Code in that taxable year and each subsequent taxable year. (Among other things, this will require that Mr. Alter (or any other substantial shareholder of the Lessee) own less than a 5% interest in the Partnership in the particular taxable year. Mr. Alter currently owns more than a 5% interest in the Partnership, but anticipates a reduction to less than 5% by reason of the Offering.)

Sunstone Hotel Investors, Inc.                                    August 2, 1996
                                                                         Page 14


                 Our opinion as to the classification of the Partnership is based on an assumption that the Partnership will either (i) continue to fall within a safe harbor from publicly traded partnership status, or (ii) if the Partnership is ever treated as a publicly traded partnership, it will satisfy the qualifying income test of Section 7704(c)(2) of the Code in the taxable year in which such treatment commences and all years thereafter. If future events prove to be inconsistent with our assumptions, our opinion would be altered. Because the continuing treatment of the Partnership as a partnership is based on subsequent events, we can provide no absolute assurance that the Partnership will not be treated as a corporation at some time in the future.

                                   #   #   #

                 The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT, or the Partnership from being classified as a partnership for federal income tax purposes.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Brobeck, Phleger & Harrison LLP under the captions "Federal Income Tax Considerations" and "Legal Matters" in the Prospectus.

                 The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the purchasers of the Common Shares in the offering, and may not be relied upon for any purpose by any other person without our express written consent.


                                                 Very truly yours,



                                                 BROBECK, PHLEGER & HARRISON LLP